Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-193568 on Amendment No. 1 to Form S-4 and Nos. 333-190516, 333-163357, and 333-170475 on Form S-8 and Nos. 333-170530 and 333-171526 on Form S-3 of Charter Communications, Inc. and subsidiaries (the Company) of our report dated February 20, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10‑K of the Company.
Our report dated February 20, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states the Company acquired Bresnan Broadband Holdings, LLC and subsidiaries (Bresnan) in July 2013 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, Bresnan’s internal control over financial reporting associated with 10% and 3% of the Company’s total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company as of December 31, 2013 also excluded an evaluation of the internal control over financial reporting of Bresnan.

(signed) KPMG LLP

St. Louis, Missouri
February 20, 2014